CERTIFICATE OF AMENDMENT TO
CERTIFICATE OF INCORPORATION OF
WELLSTONE FILTERS, INC.
(a Delaware corporation)

Wellstone Filters, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware:

DOES HEREBY CERTIFY:

The following resolution has been unanimously adopted by the board of directors and a majority of the stockholders of the Corporation in accordance with Section 242 of the Delaware General Corporation Law for the purpose of amending the corporation’s Certificate of Incorporation. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of the Corporation be amended by changing the Article thereof numbered “FOURTH” so that, as amended, said Article shall be and read as follows:

FOURTH: Effective at 5:00 p.m. Eastern Standard Time on the date this Amendment has been filed with the Delaware Secretary of State (the “Effective Date”) every one hundred (100) shares of common stock, par value $0.001 per share, of the Corporation issued and outstanding and held by a stockholder or held as treasury shares (the “Old Common Stock”) shall automatically and without any action on the part of the holder thereof, be reclassified into one (1) share of common stock, par value $0.001 per share, which the Corporation shall be authorized to issue immediately subsequent to the Effective Date (the “New Common Stock”). Each holder of a certificate or certificates which immediately prior to the Effective Date represented outstanding shares of the Old Common Stock (the “Old Certificates”) shall, from and after the Effective Date, be entitled to receive, upon surrender of such Old Certificates to the Corporation for cancellation, a certificate or certificates representing the shares of the New Common Stock into which the shares of the Old Common Stock formerly represented by such Old Certificates so surrendered are reclassified under the terms hereof. Any fractional shares which otherwise should be issued shall be rounded to the nearest whole share.

The total number of shares of all classes which the Corporation is authorized to have is Three Hundred One Million (301,000,000) shares of which stock Three Hundred Million (300,000,000) shares in the par value of $0.001 each, amounting in the aggregate of Three Hundred Thousand Dollars ($300,000) shall be common stock and of which One Million (1,000,000) shares in the par value of $0.001 each, amounting in the aggregate to One Thousand Dollars ($1,000) shall be preferred stock. The board of directors is authorized, subject to limitations prescribed by law, to provide for the issuance of the authorized shares of preferred  stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series and the qualifications, limitations or restrictions thereof. The authority of the board with respect to each series shall include, but not be limited to, determination of the following:

(a)

The number of shares constituting that series and the distinctive designation of that series;

(b)

The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

(c)

Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

(d)

Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

(e)

Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or date upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions, and at different redemption rates;

(f)

Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

(g)

The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the relative rights of priority, if any, of payment of shares of that series;

(h)

Any other relative rights, preferences and limitations of that series, unless otherwise provided by the certificate of determination.

I further certify that the forgoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, WELLSTONE FILTERS, INC. has caused this certificate to be signed by its duly authorized officer, this 21st day of May, 2007.

WELLSTONE FILTERS, INC.

Learned J. Hand, Chief Executive Officer